Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated July 17, 2009, with respect to the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about Magma Design Automation, Inc’s ability to continue as a going concern), schedule, and internal control over financial reporting included in the Annual Report of Magma Design Automation, Inc. on Form 10-K for the year ended May 3, 2009 and the month ended May 4, 2008. We hereby consent to the incorporation by reference of said reports in this Registration Statement of Magma Design Automation, Inc. on Form S-8.

/s/ Grant Thornton LLP

San Jose, California

March 12, 2010